                                               RULE NO. 424(b)(2)
                                               REGISTRATION NO. 333-32909



PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 29, 1997)

                                 $500,000,000

                       [LOGO] BANKERS TRUST CORPORATION
                      GLOBAL FLOATING RATE NOTES DUE 2003

                               ----------------

            THE $500,000,000 GLOBAL FLOATING RATE NOTES DUE 2003 (THE"NOTES") WILL BE ISSUED BY BANKERS TRUST CORPORATION, FORMERLY
            BANKERS TRUST NEW YORK CORPORATION (THE "CORPORATION").
 THE NOTES BEAR  INTEREST FROM, AND INCLUDING, MAY 11, 1998.  INTEREST ON THE
   NOTES IS  PAYABLE IN  ARREARS ON  FEBRUARY  11, MAY  11, AUGUST  11, AND
    NOVEMBER  11  AND  AT  MATURITY (EACH  AN  "INTEREST  PAYMENT  DATE"),
      COMMENCING ON AUGUST 11, 1998. THE  INTEREST RATE ON THE NOTES FOR
        EACH INTEREST  PERIOD (AS  DEFINED IN "DESCRIPTION  OF NOTES--
         INTEREST")  TO MATURITY WILL BE A FLOATING RATE, SUBJECT  TO
           ADJUSTMENT  ON A  QUARTERLY BASIS, EQUAL  TO THE  LONDON
             INTERBANK OFFERED  RATE FOR THREE-MONTH  U.S. DOLLAR
              DEPOSITS  ("LIBOR") PLUS  A SPREAD  OF 0.10%.  SEE
                "DESCRIPTION  OF  NOTES--INTEREST". THE  NOTES
                  WILL   MATURE  ON   MAY   11,  2003   (THE
                   "MATURITY").

THE NOTES  WILL BE REPRESENTED BY GLOBAL SECURITIES REGISTERED IN  THE NAME OF
 THE NOMINEE  OF THE DEPOSITORY TRUST COMPANY,  NEW YORK, NEW YORK  ("DTC" OR
  THE "DEPOSITORY"),  WHICH WILL  ACT  AS THE  DEPOSITORY. INTERESTS  IN THE
   NOTES REPRESENTED BY GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE
    DEPOSITORY AND  ITS DIRECT  AND INDIRECT PARTICIPANTS.  PURCHASERS MAY
     ELECT TO  HOLD INTERESTS  IN THE NOTES  THROUGH ANY  OF DTC  (IN THE
      U.S.), OR CEDEL  BANK, SOCIETE  ANONYME ("CEDEL  BANK"), OR MORGAN
      GUARANTY TRUST  COMPANY OF NEW YORK, BRUSSELS OFFICE,  AS OPERATOR
       OF THE  EUROCLEAR SYSTEM ("EUROCLEAR")  (IN EUROPE) IF  THEY ARE
        PARTICIPANTS   OF   SUCH   SYSTEMS,  OR   INDIRECTLY   THROUGH
         ORGANIZATIONS WHICH  ARE PARTICIPANTS  IN SUCH  SYSTEMS. SEE
         "CERTAIN  TERMS OF THE NOTES--BOOK-ENTRY SYSTEM." EXCEPT  AS
          DESCRIBED  IN THE  PROSPECTUS,  NOTES  IN DEFINITIVE  FORM
           WILL NOT  BE ISSUED.  SETTLEMENT FOR  THE NOTES  WILL BE
            MADE IN  IMMEDIATELY AVAILABLE  FUNDS. THE  NOTES WILL
            TRADE  IN THE  DEPOSITORY'S SAME-DAY FUNDS  SETTLEMENT
             SYSTEM  AND SECONDARY  MARKET  TRADING ACTIVITY  FOR
              THE  NOTES WILL  THEREFORE  SETTLE IN  IMMEDIATELY
               AVAILABLE FUNDS.  ALL PAYMENTS OF  PRINCIPAL AND
               INTEREST  WILL BE  MADE  BY  THE  CORPORATION IN
               IMMEDIATELY AVAILABLE  FUNDS OR  THE EQUIVALENT.
               SEE "DESCRIPTION OF  NOTES--GLOBAL CLEARANCE AND
               SETTLEMENT PROCEDURES."

                               ----------------

 APPLICATION HAS BEEN MADE TO LIST THE NOTES ON THE LUXEMBOURG STOCK EXCHANGE.

                               ----------------

THE NOTES WILL RANK ON A PARITY WITH ALL OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE CORPORATION, AND MAY NOT BE REDEEMED PRIOR TO THEIR MATURITY UNLESS CERTAIN EVENTS OCCUR INVOLVING UNITED STATES TAXATION. SEE "DESCRIPTION OF NOTES--REDEMPTION".

                               ----------------

  THE NOTES  OFFERED  HEREBY ARE  NOT  SAVINGS ACCOUNTS,  DEPOSITS  OR OTHER
    OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARIES OF THE CORPORATION AND
      ARE  NOT INSURED BY THE  FEDERAL DEPOSIT INSURANCE  CORPORATION OR
        ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS   THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
                  PRICE 99.938% AND ACCRUED INTEREST, IF ANY
                               ----------------

                                                 UNDERWRITING
                                     PRICE TO   DISCOUNTS AND     PROCEEDS TO
                                    PUBLIC(1)   COMMISSIONS(2) CORPORATION(1)(3)
                                    ---------   -------------- -----------------
Per Note.........................    99.938%        0.200%          99.738%
Total............................  $499,690,000   $1,000,000     $498,690,000

--------
 (1) Plus accrued interest from May 11, 1998, if any.
 (2) The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (3) Before deduction of expenses payable by the Corporation estimated at $100,000.

                               ----------------
  The Notes are offered, subject to prior sale, when as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by White & Case LLP, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about May 11, 1998 through the book-entry facilities of DTC, against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY DEAN WITTER
   PAINEWEBBER INTERNATIONAL (U.K.) LTD.
     ABN AMRO
          BANK AUSTRIA CREDITANSTALT
              BEAR, STEARNS INTERNATIONAL LIMITED
                 BT ALEX. BROWN INTERNATIONAL
                     CREDIT SUISSE FIRST BOSTON
                          HSBC MARKETS
                                                    MERRILL LYNCH INTERNATIONAL

April 24, 1998

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS OR IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER OR HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Available Information...................................................... S-3
Incorporation of Certain Documents by Reference............................ S-3
Bankers Trust Corporation.................................................. S-3
Selected Consolidated Financial Data and Other Information ................ S-6
Description of Notes....................................................... S-7
Use of Proceeds............................................................ S-14
Taxation................................................................... S-14
Experts.................................................................... S-17
Validity of Notes.......................................................... S-17
Underwriting............................................................... S-17
General Information........................................................ S-19

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Bankers Trust New York Corporation.........................................    4
Use of Proceeds............................................................    5
Description of Offered Securities..........................................    5
Book-Entry Securities......................................................   19
United States Taxation.....................................................   21
Foreign Currency Risks.....................................................   21
Description of the Corporation's Capital Stock.............................   23
Validity of Offered Securities.............................................   26
Experts....................................................................   26
Plan of Distribution.......................................................   27

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, MORGAN STANLEY & CO. INTERNATIONAL LIMITED MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  In this Prospectus Supplement and accompanying Prospectus (collectively, the "Prospectus"), unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy statements and other information regarding issuers, such as the Corporation, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The information contained in the following reports filed by the Corporation with the Commission shall be deemed to be incorporated herein by reference and purchasers of the Notes shall be deemed to have notice thereof as if all such information were included in this Prospectus: the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and its Current Reports on Form 8-K filed January 22, April 23 and April 24, 1998. The Commission file number applying to such reports is 1-5920. Copies of such reports are available without charge from Bankers Trust Luxembourg S.A. (the "Listing Agent"), 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg.

  All reports and definitive proxy or information statements, including the Corporation's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Copies of such reports will be available without charge from the Listing Agent. Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently filed document that also is or is deemed incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Corporation accepts responsibility for the information contained in the Prospectus.

  Investors who have not previously reviewed the information contained in the Forms 10-K, 10-Q and 8-K listed above should do so in connection with their purchase of Notes.

                           BANKERS TRUST CORPORATION

GENERAL

  The Corporation is a registered bank holding company, incorporated under the laws of the State of New York in 1965. At March 31, 1998, the Corporation had consolidated total assets of $157.5 billion. The Corporation's principal banking subsidiary is Bankers Trust Company ("BTCo."). The Corporation concentrates its financial and managerial resources on selected markets and services its clients by meeting their needs for financing, advisory, processing and sophisticated risk management solutions. The core organizational units of the Corporation are Investment Banking, Trading & Sales, Global Institutional Services, Private Client Services Group, Australia/New Zealand, Emerging Markets Group and Corporate. Among the institutional market segments served are corporations, banks, other financial institutions, governments and agencies, retirement plans, not-for-profit organizations, wealthy individuals, foundations and private companies.

  The Corporation is a legal entity separate and distinct from its subsidiaries, including BTCo. There are various legal limitations governing the extent to which certain of the Corporation's subsidiaries may extend credit, pay dividends or otherwise supply funds to or engage in transactions with the Corporation or certain of its other subsidiaries. The rights of the Corporation to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise are subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Corporation's subsidiaries by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities, trading liabilities, federal funds purchased, securities loaned and securities sold under repurchase agreements and commercial paper, as well as short-term borrowings and accounts payable.

  The present members of the Corporation's Board of Directors are:

   NAME                                                  POSITION
   ----                                                  --------
   Frank N. Newman....................... Chairman of the Board, Chief Executive
                                          Officer, President and Director
   Lee A. Ault III....................... Director
   Neil R. Austrian...................... Director
   George B. Beitzel..................... Director
   Phillip A. Griffiths.................. Director
   William R. Howell..................... Director
   Vernon E. Jordan, Jr.................. Director
   Hamish Maxwell........................ Director
   N.J. Nicholas Jr...................... Director
   Russell E. Palmer..................... Director
   Donald L. Staheli..................... Director
   Patricia Carry Stewart................ Director
   G. Richard Thoman..................... Director
   George J. Vojta....................... Vice Chairman and Director
   Paul A. Volcker....................... Director

  The Corporation's principal executive offices are located at 130 Liberty Street, New York, New York 10006 and its telephone number is (212) 250-2500.

RECENT DEVELOPMENTS

  On April 21, 1998, the shareholders of the Corporation approved the change of the Corporation's name from "Bankers Trust New York Corporation" to "Bankers Trust Corporation," and an amendment to the Corporation's Certificate of Incorporation effecting the change was filed with the Secretary of State of the State of New York on April 23, 1998.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                    THREE MONTHS
                                           YEAR ENDED DECEMBER 31,     ENDED
                                           ------------------------  MARCH 31,
                                           1993 1994 1995 1996 1997     1998
                                           ---- ---- ---- ---- ---- ------------
  Excluding Interest on Deposits.......... 1.77 1.32 1.12 1.27 1.35     1.30
  Including Interest on Deposits.......... 1.53 1.24 1.09 1.20 1.23     1.19

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

CONSOLIDATED RESULTS OF OPERATIONS

  For the first quarter of 1998, the Corporation earned $222 million, or $2.01 diluted earnings per share compared with $200 million, or $1.76 diluted earnings per share, for the first quarter of 1997.

  Details with respect to the foregoing are set forth in the Corporation's Current Report on Form 8-K filed on April 23, 1998, which is incorporated herein by reference.

          SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

  The following selected consolidated financial data relating to the Corporation and its consolidated subsidiaries at and for each of the two years ended December 31, 1997, have been derived from and are qualified in their entirety by the detailed financial information and consolidated financial statements of the Corporation and its consolidated subsidiaries included in its Annual Report on Form 10-K filed for year ended December 31, 1997, which is incorporated herein by reference.

  The consolidated financial data at and for the three months ended March 31, 1998, are unaudited but, in the opinion of management, all material adjustments necessary for a fair presentation of the Corporation's results of operations for such period have been made. All such adjustments were of a normal recurring nature. The results for the three months ended March 31, 1998, are not necessarily indicative of the results for the full year or any other interim period.

                                      AT OR FOR THE              THREE MONTHS
                                 YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                 --------------------------     ---------------
                                    1996           1997              1998
                                 -----------    -----------     ---------------
                                 ($ IN MILLIONS, EXCEPT PER SHARE DATA)
FOR THE PERIOD:
  Net interest revenue.......... $     1,057    $     1,359        $    402
  Noninterest revenue*..........       4,117          4,891           1,291
  Net income.................... $       766    $       866        $    222
PER COMMON SHARE:
  Basic Earnings Per Share...... $      7.12    $      8.15        $   2.08
  Diluted Earnings Per Share.... $      6.76    $      7.66        $   2.01
  Cash dividends declared....... $      4.00    $      4.00        $   1.00
  --as percentage of Diluted
   Earnings Per Share...........          59%            52%             49%
  Book value, end of period.....       49.21          49.06           49.82
  Market price..................
    High........................         90 7/8        133 5/8         124 1/4
    Low.........................          61             74             99 1/4
    End of Period...............         86 1/4        112 7/16        120 5/16
  Price/earnings ratio, end of
   period.......................        12.1x          13.8x           14.3x
  Cash dividend yield, end of
   period.......................         4.6%           3.6%            3.3%
AT END OF PERIOD:
  Total assets.................. $   122,543    $   140,102        $157,537
  Long-term debt not included in
   risk-based capital...........       8,732         11,275          12,740
  Long-term debt included in
   risk-based capital...........       2,576          3,312           3,306
  Mandatorily redeemable capital
   securities of subsidiary
   trusts holding solely junior
   subordinated deferrable
   interest debentures included
   in risk-based capital........         730          1,472           1,473
  Preferred stock of subsidi-
   ary..........................         250             --             304
  Preferred stock...............         810            658             658
  Common stockholders' equity...       5,068          5,050           5,154
  Total stockholders' equity....       5,878          5,708           5,812
PROFITABILITY RATIOS:
  Return on average common
   stockholders' equity.........        14.5%          15.6%           16.7%
  Return on average total stock-
   holders' equity..............        13.3%          14.6%           15.5%
  Return on average total as-
   sets.........................         .63%           .63%            .60%
CAPITAL RATIOS:
  Common stockholders' equity to
   total assets, end of period
   .............................         4.1%           3.6%            3.3%
  Total stockholders' equity to
   total assets, end of period..         4.8%           4.1%            3.7%
  Average total stockholders'
   equity to average total as-
   sets.........................         4.7%           4.4%            3.8%
  Risk-Based Capital Ratios(1)
    Tier 1 Capital..............         9.3%           8.3%            8.2%
    Total Capital...............        13.8%          14.1%           14.2%
  Leverage Ratio................         5.9%           4.4%            4.5%

--------
*Excludes credit loss provision
(1) Ratios at March 31, 1998 are preliminary

  The following table sets forth the capitalization of the Corporation and its consolidated subsidiaries.

                                                  AT DECEMBER 31
                                                  ----------------  AT MARCH 31
                                                   1996     1997       1998
                                                  -------  -------  -----------
                                                        ($ IN MILLIONS)
                                                        ---------------
DEBT:
  Long-term debt not included in risk-based capi-
   tal........................................... $ 8,732  $11,275    $12,740
  Long-term debt included in risk-based capital..   2,576    3,312      3,306
  Mandatorily redeemable capital securities of
   subsidiary trusts holding solely junior
   subordinated deferrable interest debentures
   included in risk-based capital................     730    1,472      1,473
                                                  -------  -------    -------
    Total debt................................... $12,038  $16,059    $17,519
STOCKHOLDERS' EQUITY:
  Preferred stock................................     810      658        658
  Common stock ($1 par value)....................     104      105        105
  Capital surplus................................   1,437    1,563      1,592
  Retained earnings..............................   3,988    4,202      4,225
  Common stock in treasury, at cost..............    (372)    (889)      (803)
  Other stockholders' equity.....................     218      463        458
  Accumulated other comprehensive income:
  Net unrealized gains (losses) on securities
   available for sale, net of taxes..............      57      (32)       (52)
  Foreign currency translation, net of taxes.....    (364)    (362)      (371)
                                                  -------  -------    -------
    Total stockholders' equity...................   5,878    5,708      5,812
                                                  -------  -------    -------
TOTAL CAPITALIZATION............................. $17,916  $21,767    $23,331
                                                  =======  =======    =======

Since March 31, 1998, there has been no material adverse change in the capitalization of the Corporation.

                             DESCRIPTION OF NOTES

GENERAL

  The Notes offered hereby will be limited to $500,000,000 aggregate principal amount and will mature on the Interest Payment Date (as defined) in May 2003 and will be redeemed at a redemption price equal to their principal amount together with interest accrued to Maturity. The Notes may not be redeemed prior to their Maturity except under certain circumstances described herein and are not entitled to any sinking fund. The Notes are to be issued pursuant to an Indenture, dated as of November 1, 1991, as amended (the "Indenture"), between the Corporation and The Chase Manhattan Bank, as trustee (the "Trustee").

  The Notes will be issued in fully registered form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See "Book-Entry System" below. The principal paying agent, registrar and transfer agent for the Notes will be the corporate trust department of BTCo. in The City of New York. In addition, Bankers Trust Luxembourg S.A. is a paying agent. Payment of principal shall be made at Maturity in immediately available funds against surrender to the paying agent of such Note.

  The following summaries of certain provisions of the Indenture and the Notes do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture and the Notes, including the definitions therein of certain terms. The holders of the Notes (the "Noteholders") are bound by, and are deemed to have notice of, all the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Notes and the Indenture.

INTEREST

 Interest Payment Dates

  The Notes will bear interest from and including May 11, 1998, payable quarterly in arrears on February 11, May 11, August 11 and November 11 (each an "Interest Payment Date"), commencing August 11, 1998, to the Noteholders in whose names the Notes are registered at the close of business on the fifteenth calendar day preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the registered Noteholder to whom principal is payable. If an Interest Payment Date (other than Maturity) is not a Business Day (as defined below), such Interest Payment Date shall be postponed until the next following Business Day unless such following Business Day falls in the next calendar month, in which case such Interest Payment Date shall be the next preceding Business Day. If the Maturity is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest shall be payable as a result of such delay in payment. The period beginning on, and including May 11, 1998, and ending on, but excluding, the first Interest Payment Date and each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date is herein called an "Interest Period".

  "Business Day" shall mean any day on which commercial banks and foreign exchange markets are open for business, including dealings in deposits in U.S. dollars, in New York and London.

 Rate of Interest

  The rate of interest payable from time to time in respect of the Notes (the "Rate of Interest") will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR, determined as described below, plus a spread of 0.10% per annum. All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all dollar amounts used in or resulting from such calculation on the Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  (i) At approximately 11:00 a.m. (London time) on the second day on which commercial banks are open for business, including dealings in deposits in U.S. dollars in London (or, for purposes of paragraph (iii) (B) below, New York), prior to the commencement of the Interest Period for which such rate will apply (each such day an "Interest Determination Date"), BTCo., London branch, or its successor in this capacity (the "Calculation Agent") will calculate the Rate of Interest for such Interest Period as, subject to the provisions described below, the rate per annum equal to 0.10% above the rate appearing on the Dow Jones Telerate Page 3750 (or such other page as may replace that page on the Dow Jones Telerate Service) for three-month U.S. dollar deposits in the London inter-bank market on such Interest Determination Date.

  (ii) If on any Interest Determination Date an appropriate rate cannot be determined from the Dow Jones Telerate Service, the Rate of Interest for the next Interest Period shall, subject to the provisions described below, be the rate per annum that the Calculation Agent certifies to be 0.10% per annum above the arithmetic mean of the offered quotations, as communicated to and at the request of the Calculation Agent by not less than two major banks in London selected by the Calculation Agent (the "Reference Banks," which expression shall include any successors nominated by the Calculation Agent), to leading banks in London by the principal London offices of the Reference Banks for three-month U.S. dollar deposits in the London inter-bank market as at 11:00 a.m. (London time) on such Interest Determination Date.

  (iii) If on any Interest Determination Date fewer than two of such offered rates are available, the Rate of Interest for the next Interest Period shall be whichever is the higher of:

    (A) the Rate of Interest in effect for the last preceding Interest Period to which (i) or (ii) above shall have applied; and

    (B) the Reserve Interest Rate. The "Reserve Interest Rate" shall be the rate per annum which the Calculation Agent determines to be 0.10% per annum above either (i) the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting, on the relevant Interest Determination Date, for three-month deposits to the Reference Banks or those of them (being at least two in number) to which such quotations are or were, in the opinion of the Calculation Agent, being so made, or (ii) in the event that the Calculation Agent can determine no such arithmetic mean, the arithmetic mean of the U.S. dollar offered rates which at least two New York City banks selected by the Calculation Agent are or were quoting on such Interest Determination Date to leading European banks for a period of three months; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Rate of Interest shall be the Rate of Interest specified in (A) above.

 Determination of Rate of Interest and Calculation of Interest Amount

  The Calculation Agent shall, as soon as practicable after 11:00 a.m. (London time) on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period (the "Interest Amount"). The Interest Amount shall be calculated by applying the Rate of Interest to the principal amount of each Note outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned (which actual number of days shall include the first day but exclude the last day of such Interest Period) divided by 360 and rounding the resultant figure upwards to the nearest cent (half a cent being rounded upwards). The determination of the Rate of Interest and the Interest Amount by the Calculation Agent shall (in the absence of wilful default, bad faith or manifest error) be final and binding on all parties. Notwithstanding anything herein to the contrary, the rate of interest on the Notes shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

 Notification of Rate of Interest, Interest Amount and Interest Payment Date

  The Calculation Agent shall cause the Rate of Interest, the Interest Amount and the Interest Payment Date for each Interest Period to be notified to the Trustee, the Principal Paying Agent, each of the paying agents appointed by the Corporation in relation to the Notes (the "Paying Agents") and (so long as the Notes are listed thereon and the rules of such Exchange so require) the Luxembourg Stock Exchange and also to be notified to the Noteholders in the manner set forth under "Notices," in each case as soon as possible after the denomination thereof but in no event later than the second Business Day of the relevant Interest Period. The Interest Amount and Interest Payment Date may subsequently be amended without notice in the event of an extension or shortening of such Interest Period.

 Calculation Agent

  The Corporation shall procure that, so long as any of the Notes remain outstanding, there shall at all times be a Calculation Agent for the purpose of the Notes. In the event of the Calculation Agent being unable or unwilling to continue to act as the Calculation Agent or in the case of the Calculation Agent failing duly to establish the Rate of Interest for any Interest Period, the Corporation shall appoint some other leading bank engaged in the London inter-bank market to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

 Certificates to be Final

  All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Notes, whether by the Reference Banks (or any of them) or the Calculation Agent, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Corporation, the Calculation Agent and all of the Noteholders and no liability shall (in the absence of wilful default, bad faith or manifest error) attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions.

 Interest to Cease to Accrue

  Interest shall cease to accrue on any Note on the due date for redemption thereof unless, upon presentation of such Note, payment of principal is improperly withheld or refused, in which case, interest shall continue to accrue.

BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be issued in the form of one or more fully registered global securities (the "Global Notes") which will be deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Cedel Bank or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank, N.A. will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

  Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

  Distributions with respect to the Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

  Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

  The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

  Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

  Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

  Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Cedel Participants or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Cedel Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

  Because of time-zone differences, credits of Notes received in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Notes by or through a Cedel Participant or a

Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depository.

  Although the Depository, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

ADDITIONAL AMOUNTS

  The Corporation will pay to any Noteholder who is a Non-United States Holder (as defined in "Taxation--United States Taxation" below) such additional amounts ("Additional Amounts") as may be necessary in order that the net payment of the principal of and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon, or as a result of, such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; however, the Corporation's obligation to pay Additional Amounts will not apply in the case of:

    (a) any tax, assessment or other governmental charge that would not have been so imposed but for:

      (i) the existence of any present or former connection between such Noteholder (or between a fiduciary, settlor, shareholder, beneficiary or member of such Noteholder, if such Noteholder is an estate, a trust, a corporation or a partnership) and the United States, including, without limitation, such Noteholder (or such fiduciary, settlor, shareholder, beneficiary or member) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein; or

      (ii) such Noteholder's present or former status as a personal holding company, a foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States tax purposes, a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

    (b) any tax, assessment or other governmental charge imposed on amounts received (i) by reason of such Noteholder's past or present status as the actual or constructive owner of 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, or (ii) by a bank on extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

    (c) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Noteholder or beneficial owner of such Note if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

    (d) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

    (e) any tax, assessment or other governmental charge that would not have been so imposed but for the presentation by the Noteholder of such Note for payment on a date more than 15 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later;

    (f) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from a payment on a Note, if such payment can be made without such withholding by any other Paying Agent; or

    (g) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments on such Note;

nor will Additional Amounts be paid with respect to any payment on any such Note to any United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Noteholder of such Note.

  Except as specifically provided in the Notes or in the Indenture, the Corporation shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever the provisions of the Notes refer to payment on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for the Notes to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of the Notes, and express mention of the payment of Additional Amounts (if applicable) in any provisions of the Notes shall not be construed as excluding Additional Amounts in those provisions of the Notes where such express mention is not made.

REDEMPTION

  The Notes will not be subject to any sinking fund.

  The Notes may be redeemed, as a whole but not in part, at the option of the Corporation, upon not more than 60 days' nor less than 30 days' prior notice given as hereinafter provided (which notice shall be irrevocable), at a redemption price equal to the principal together with interest accrued to the date fixed for redemption, but only if, as a result of any amendment to, or change in, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change is effective on or after the date of the Underwriting Agreement (as defined below), the Corporation will become obligated to pay Additional Amounts on or prior to the Maturity provided, however, that, (1) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Corporation would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due, and (2) at the time such notice is given, such obligation to pay such Additional Amounts or make such deduction or withholding remains in effect. Immediately prior to the publication of any notice of redemption, the Corporation shall deliver to the Trustee (i) a certificate stating that the Corporation is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Corporation so to redeem have occurred, and (ii) an opinion of legal counsel (which may include internal counsel to the Corporation) to the effect that the Corporation has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

  If notice of redemption has been given in the manner set forth in the Notes and summarized herein, and provided that the Corporation is then entitled to redeem the Notes, the Notes so to be redeemed shall become due and payable on the redemption date specified in such notice and upon presentation and surrender of the Notes at the place or places specified in such notice. The Notes shall be paid and redeemed by the Corporation at the places and in the manner specified in the Notes, and at the redemption price therein specified. If monies for the redemption of the Notes are not made available for payment until after the redemption date, each Note called for redemption shall continue to accrue interest, subject to the conditions set forth above, until the actual redemption of such Note, and the redemption price shall be adjusted accordingly; provided, however, that no Note shall continue to earn interest beyond the day following that on which a notice has been provided to the Noteholders by the Trustee to the effect that the necessary funds for redemption have been provided to effect the redemption in accordance with the terms of the Notes and the Indenture.

GOVERNING LAW

  The Indenture provides and the Notes will provide that they shall be governed by, and interpreted in accordance with, the law of the State of New York.

NOTICES

  So long as the Notes are represented by the Global Notes, notices to the Noteholders may be given by delivery of the relevant notice to Euroclear and Cedel Bank for communication by them to the relevant account holders and a common depositary; provided, however, that so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, notice will also be given by publication in a daily newspaper of general circulation in Luxembourg. Such publication is expected to be, but need not be, made in the Luxemburger Wort. If there are any definitive Notes outstanding, notice will be given in the manner specified above and will also be given by publication in a leading daily newspaper in the English language in London (or if not practical, elsewhere in Western Europe). The term "daily newspaper" as used herein shall mean a newspaper customarily published on each business day, whether or not it shall be published in Saturday, Sunday or holiday editions. Such notices shall be deemed to have been given on the date of such delivery or publication or, if delivered or published on different dates, on the first day on which delivery or publication shall have been made.

  If by reason of the suspension of publication of any newspaper or by reason of any other cause it shall be impracticable to give notice to the Noteholders in the manner described above, then such notification in lieu thereof as shall be made by the Corporation or by the Trustee on behalf of and at the instruction of the Corporation shall constitute sufficient provision of such notice. If such notification shall, so far as may be practicable, approximate the terms and conditions of the publication in lieu of which it is given. Neither the failure to give notice nor any defect in any notice given to any particular Noteholder shall affect the sufficiency of any notice with respect to other Notes. Such notices will be deemed to have been given on the date of such publication, or if published in such newspapers on different dates, on the date of the first such publication. Notices to redeem Notes shall specify the date fixed for redemption, the place or places of payment, that payment will be made upon presentation and surrender of the Notes to be redeemed, that interest accrued to the date fixed for redemption (unless such date is an Interest Payment Date) will be paid as specified in said notice, that on and after said date interest thereon will cease to accrue. If the redemption is pursuant to the provisions hereof relating to redemption permitted as a result of the occurrence or satisfaction of any condition or conditions precedent thereto, such notice shall also state that such condition or conditions precedent have occurred or been satisfied and, if such provisions so require, state that the Corporation has elected to redeem all the Notes.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes in the amount of approximately $498,690,000 (before deducting certain expenses payable by the Corporation) will be used for general corporate purposes, including investments in, or extensions of credit to, the Corporation's subsidiaries. The precise amount and timing of such investments in, or extensions of credit to, the subsidiaries will depend on the subsidiaries' funding requirements and the availability of other funds. Pending such applications, such net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

                                   TAXATION

UNITED STATES TAXATION

GENERAL

  The following description describes the principal United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by a Non-United States Holder. This description only applies to initial purchasers who purchase the Notes at the initial issue price and will hold the Notes as capital assets. It does not address aspects of United States federal income taxation that may be relevant to a Noteholder in light of its particular circumstances or to Noteholders subject to special tax rules, such as insurance companies, tax-exempt organizations, banks, dealers or traders in securities or currencies, Noteholders that will hold a Note as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for United States federal income tax purposes or Noteholders that have a "functional currency" other than the United States dollar. Each prospective purchaser should consult its tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, holding and disposing of Notes.

  This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein.

  For purposes of this summary, a "Non-United States Holder" is a beneficial owner of a Note that for United States federal income tax purposes is neither
(i) a citizen or resident of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control; nor (v) is subject to United States federal income taxation on a net income basis with respect to a Note. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will not be considered Non-United States Holders.

  Under United States federal income and estate tax law as now in effect, (i) payments of interest and principal on any Notes by the Corporation or any paying agent to any Non-United States Holder (other than (a) a controlled foreign corporation related to the Corporation by stock ownership, (b) a shareholder owning actually or constructively ten percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, or (c) a bank which acquired such Note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business) will not be subject to United States withholding tax, provided that valid certifications meeting the requirements of Section 871(h)(2)(B)(ii) or 881(c)(2)(B)(ii) of the Code (as discussed in "--Backup Withholding Tax and Information Reporting") are received or an exemption is otherwise established, subject to the discussion of backup withholding below;
(ii) any gain or income realized by any Non-United States Holder upon the sale, exchange or redemption of any Note will not be subject to United States withholding tax or income tax, subject to the discussion of backup withholding below, provided that (a) such gain is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, or (b) in the case of any gain realized by an individual Non-United States Holder, such holder is not present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption and certain other conditions are met; and (iii) a Note that is held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual is not actually or constructively a ten percent (or more) shareholder of the Corporation and, at the time of such individual's death, payments of interest with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  Payments of interest and principal made to a Noteholder that is not a United States person will not be subject to United States federal income tax withholding, backup withholding or information reporting if an appropriate certification (the "Ownership Certificate") is provided by the beneficial owner or by a financial institution holding the Note on behalf of the beneficial owner in the ordinary course of its trade or business to the United States person otherwise required to withhold tax and such United States person does not have actual knowledge that the Ownership Certificate is false. If provided by a beneficial owner, the Ownership Certificate must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen nor a resident of the United States, and be signed by the owner under penalties of perjury. If provided by a financial institution, the Ownership Certificate must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate) and be signed by an authorized representative of the financial institution under penalties of perjury. In addition, if such principal or interest is paid to the beneficial owner of a Note by a foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if a foreign office of a foreign "broker" (as defined in the applicable Treasury Regulations) pays the proceeds of the sale or redemption of a Note to the seller thereof, backup withholding and information reporting will not apply to such payment (provided that such nominee, custodian, agent or broker derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States and is not a controlled foreign corporation as to the United States). Principal and interest so paid by a foreign office of other custodians, nominees or agents, or the payment by a foreign office of other brokers of the proceeds of the sale or redemption of a Note, will not be subject to backup withholding, but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain requirements are met, or the beneficial owner otherwise establishes an exemption. Principal and interest so paid by the United States office of a custodian, nominee or agent, or the payment of the proceeds of a sale or redemption of a Note by the United States office of a broker, is subject to both backup withholding and information reporting unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

  Treasury Regulations issued on October 6, 1997, and an Internal Revenue Service (the "IRS") notice announcing revisions to such regulations (the "Withholding Regulations"), would modify certain of the rules discussed above generally with respect to payments on the Notes made after December 31, 1999 and provide alternative methods for establishing an exemption from United States withholding tax. In particular, under the Withholding Regulations, the furnishing to the IRS of the names of the beneficial owners of Notes that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary ("QI") which has entered into a withholding agreement with the IRS pursuant to such Withholding Regulations. In the case of payments to foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of such Withholding Regulations and payment to foreign partnerships that are effectively connected with the conduct of a trade or business in the United States), the partners of such partnerships will be required to provide the certificate discussed above in order to establish an exemption from withholding tax, backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Noteholder that is a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is unreliable. Further, if any such payments of principal or interest with respect to a Note are made to the beneficial owner thereof by the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or the foreign office of a foreign "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale or redemption of a Note to the seller thereof, backup withholding and information reporting will not apply (provided that such nominee, custodian, agent or broker (i) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States,
(ii) is not a controlled foreign corporation, and (iii) is not a foreign partnership (x) one or more of the partners of which, at any time during its tax year, are U.S. persons (as defined in Treasury Regulations Section 1.1441-1(c)(2)) who, in the aggregate hold more than 50 percent of the income or capital interests in the partnership, or (y) which at any time during its tax year, is engaged in the conduct of a trade or business in the United States). Moreover, such payments of principal, or interest with respect to a Note so made by the foreign offices of other custodians, nominees or agents, or the payment by the foreign offices of other brokers of the proceeds of the sale or redemption of a Note, will not be subject to backup withholding (unless the payor has actual knowledge that the payee is a United States person), but will be subject to information reporting unless the custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain conditions are met, or the beneficial owner otherwise establishes an exemption.

  THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE DEPENDING UPON A NOTEHOLDER'S PARTICULAR SITUATION. NOTEHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                    EXPERTS

  The consolidated financial statements of the Corporation and its subsidiaries as of and for the year ended December 31, 1997, included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein in reliance upon the report dated January 22, 1998 of KPMG Peat Marwick LLP, independent auditors, also incorporated by reference herein. The consolidated financial statements of the Corporation as of December 31, 1996, and for the two-year period then ended have been restated to reflect the combination of the Corporation and Alex. Brown Incorporated ("ABI") on September 1, 1997, which combination was accounted for as a pooling-of-interests. The combination of the Corporation and ABI, as reflected in such consolidated financial statements, has also been audited by KPMG Peat Marwick LLP as set forth in the aforementioned report. The historical consolidated financial statements of the Corporation and its subsidiaries as of December 31, 1996, and for the two-year period then ended, prior to their restatement for the pooling of interests with ABI, have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 23, 1997 (except for Note 28 as to which the date is March 6, 1997) incorporated herein by reference. The consolidated statements of financial condition of ABI and subsidiaries as of December 31, 1996 and for the two-year period then ended, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report dated January 20, 1997, thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for the Corporation by Gordon
S. Calder, Jr., Esq., a Managing Director and Counsel of BTCo., and for the Underwriters by White & Case LLP, New York, New York. White & Case LLP, performs services for the Corporation from time to time. Mr. Calder has an interest in a number of shares equal to less than 0.02% of the Corporation's outstanding common stock.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement dated April 24, 1998 (the "Underwriting Agreement") among the Corporation and the Underwriters named below (the "Underwriters"), the Corporation has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Corporation, the aggregate principal amount of Notes set forth opposite its name below.

                                                                    PRINCIPAL
      UNDERWRITER                                                     AMOUNT
      -----------                                                  ------------
      Morgan Stanley & Co. International Limited.................. $410,000,000
      PaineWebber International (U.K.) Ltd........................   20,000,000
      ABN AMRO Bank N.V...........................................   10,000,000
      BT Alex. Brown International
       A division of Bankers Trust International PLC..............   10,000,000
      Bear, Stearns International Limited.........................   10,000,000
      Creditanstalt AG............................................   10,000,000
      Credit Suisse First Boston (Europe) Limited.................   10,000,000
      Merrill Lynch International.................................   10,000,000
      Midland Bank plc............................................   10,000,000
                                                                   ------------
                                                                   $500,000,000
                                                                   ============

  The Underwriters have advised the Corporation that they propose to offer some or all of the Notes to the public at the offering price set forth on the cover page of this Prospectus Supplement. After the initial offering to the public, the public offering price and other selling terms may be changed.

  The Underwriting Agreement provides that the Corporation will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes if any are purchased.

  Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with, and serve as financial advisors to, the Corporation and its affiliates.

  BT Alex. Brown International, a division of Bankers Trust International PLC, is a wholly-owned subsidiary of the Corporation. The offering of the Notes will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding an NASD member firm's underwriting securities of an affiliate.

  The NASD requires that sales to discretionary accounts will be made only after the specific written approval of the customer is obtained.

  Each Underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

  The Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Notes.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or the stabilize the price for the Notes. Any of those activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                              GENERAL INFORMATION

  The issuance of the Notes was authorized by a resolution of the Price Committee of the Corporation dated April 23, 1998.

  The Notes have been accepted for clearance through Euroclear and Cedel Bank. The Common Code is 8697230, the International Security Identification Number
(ISIN) is US066365DW41 and the CUSIP number is 066365DW4.

  Application has been made to list the Notes on the Luxembourg Stock Exchange. Prior to the listing, a legal notice relating to the Notes with the Certificate of Incorporation and By-Laws of the Corporation will be registered with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request.

  As long as the Notes are listed in the Luxembourg Stock Exchange, the Corporation will maintain a Paying Agent in Luxembourg. The Paying Agent initially appointed in Luxembourg and the listing agent in Luxembourg is the bank specified as such at the end of this document, which bank is an affiliate of the Corporation.

  As long as any Notes remain outstanding, copies of the Certificate of Incorporation, as amended, By-Laws and most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of the Corporation may be obtained during normal business hours on any weekday (except Saturdays and public holidays) at the specified office of, or upon written request to, the Fiscal and Principal Paying Agent and, as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, at the office of the Paying Agent in Luxembourg. In addition, a copy of the Indenture will be available for inspection at such office during such hours.

  Except as disclosed in this document, there has been no material adverse change in the financial position of the Corporation since the date of the last audited financial statements of the Corporation.

  Various legal actions and proceedings involving the Corporation and various subsidiaries are currently pending. Management, after discussions with counsel, does not anticipate that losses, if any, resulting from such actions and proceedings would be material.

PROSPECTUS
                               U.S.$3,080,000,000

 LOGO                  BANKERS TRUST NEW YORK CORPORATION

  DEBT SECURITIES, COMMON STOCK, SERIES PREFERRED STOCK AND DEPOSITARY SHARES

  Bankers Trust New York Corporation (the "Corporation") may offer from time to time up to U.S.$3,080,000,000 aggregate initial offering price, or its equivalent (based on the applicable exchange rate at the time of offering) in such other currencies or currency units as shall be designated by the Corporation at the time of offering, of one or more series of debt securities (the "Debt Securities"), common stock, par value $1.00 per share (the "Common Stock"), or one or more series of series preferred stock, without par value (the "Series Preferred Stock"), interests in which may be represented by depositary shares (the "Depositary Shares"). The Debt Securities may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). Debt Securities, Common Stock, Series Preferred Stock and Depositary Shares (collectively, the "Offered Securities") will be offered on terms to be determined at the time of offering. If Debt Securities are offered, the specific title, the aggregate principal amount, the initial public offering or purchase price, the maturity date, the rate and time of payment of any interest, any redemption provisions, any terms of conversion or exchange and any other terms of the offering of such Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). If Common Stock is offered, the applicable Prospectus Supplement will set forth the number of shares of Common Stock, the initial public offering or purchase price and any other terms of the offering. If Series Preferred Stock is offered, the applicable Prospectus Supplement will set forth the specific title, aggregate number of shares of Series Preferred Stock and aggregate number of related Depositary Shares, if any, any dividend, liquidation, redemption, conversion, exchange, voting or other rights, the initial public offering or purchase price and any other terms of the offering.

  The Offered Securities may be sold either separately or together as units and may be sold by the Corporation directly or through agents or dealers. In addition, the Offered Securities may be sold to or through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone pursuant to offering terms fixed at the time of offering. The agents and dealers or underwriters in connection with the sale of any Offered Securities will be set forth in the applicable Prospectus Supplement.

  The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Debt Securities, when issued, will be unsecured and subordinated as described herein under "Description of Offered Securities--Description of Debt Securities--Subordination." Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Corporation. There will be no right of acceleration of payment of Subordinated Debt Securities in the case of a default in the performance of any covenant of the Corporation, including the payment of principal or interest. See "Description of Offered Securities-- Description of Debt Securities--Events of Default--Subordinated Debt Securities."

                                ----------------

   THE OFFERED  SECURITIES WILL NOT  BE DEPOSITS  OR OTHER OBLIGATIONS  OF A
       BANK AND  WILL NOT  BE INSURED  BY THE FEDERAL  DEPOSIT INSURANCE
          CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

  Following the initial distribution of any Offered Securities, BT Alex. Brown Incorporated ("BT Alex. Brown") and other affiliates of the Corporation may offer and sell such securities in the course of their business as broker-dealers. BT Alex. Brown and such other affiliates may act as principal or agent in such transactions. This Prospectus and the applicable Prospectus Supplement may be used by BT Alex. Brown and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

               The date of this Prospectus is September 29, 1997.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Corporation can be inspected and copied at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy statements and other information regarding issuers, such as the Corporation, that file electronically with the Commission. In addition, such material can be inspected at the office of the New York Stock Exchange, Inc., and the office of the American Stock Exchange, Inc. on which certain securities of the Corporation are listed. This Prospectus does not contain all of the information set forth in the registration statement of which this Prospectus is a part (the "Registration Statement"), which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Corporation hereby incorporates by reference in this Prospectus the following documents:

    (a) The Corporation's Annual Report on Form 10-K (file number 1-5920) for the year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act;

    (b) The Corporation's Quarterly Reports on Form 10-Q (file number 1-5920) for the quarters ended March 31 and June 30, 1997, filed pursuant to
  Section 13 of the Exchange Act;

    (c) The Corporation's Current Reports on Form 8-K (file number 1-5920) filed on January 23, March 14 (as amended by the Form 8-K/A filed on June
  18), April 7, April 17, May 1, June 13, July 17 (as amended by the Form 8-K/A filed on July 18), August 20, September 4, September 9 and September 12, 1997 pursuant to Section 13 of the Exchange Act; and

    (d) The description of the Corporation's Common Stock and associated Preferred Share Purchase Rights set forth in Registration Statements on Form 8-A (file number 1-5920), filed pursuant to Section 12 of the Exchange Act.

  All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus. In addition, all documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be mailed to the Office of the Secretary, Bankers Trust New York Corporation, 130 Liberty Street, New York, New York 10006. Telephone requests may be directed to (212) 250-2201.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ----------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.

                       BANKERS TRUST NEW YORK CORPORATION

GENERAL

  The Corporation is a bank holding company, incorporated under the laws of the State of New York in 1965. At June 30, 1997, the Corporation had consolidated total assets of $131.6 billion. The Corporation's principal banking subsidiary is Bankers Trust Company ("Bankers"). Bankers, founded in 1903, is among the largest commercial banks in New York City and the United States, based on consolidated total assets. The Corporation concentrates its financial and managerial resources on selected markets and services its clients by meeting their needs for financing, advisory, processing and sophisticated risk management solutions. The core organizational units of the Corporation are Investment Banking, Risk Management Services, Trading & Sales, Investment Management, Client Processing Services, Australia/New Zealand, Asia, Latin America and Corporate. Among the institutional market segments served are corporations, banks, other financial institutions, governments and agencies, retirement plans, not-for-profit organizations, wealthy individuals, foundations and private companies. Bankers originates loans and other forms of credit, accepts deposits, arranges financings and provides numerous other commercial banking and financial services. Bankers also provides a broad range of financial advisory services to its clients and engages in the proprietary trading of currencies, securities, derivatives and commodities.

  The Corporation is a legal entity separate and distinct from its subsidiaries, including Bankers. There are various legal limitations governing the extent to which certain of the Corporation's subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, the Corporation or certain of its other subsidiaries. The rights of the Corporation to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise are subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Corporation's subsidiaries by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities, trading liabilities, federal funds purchased, securities loaned and securities sold under repurchase agreements and commercial paper, as well as short-term borrowings and accounts payable.

  The Corporation's principal executive offices are located at 130 Liberty Street, New York, New York 10006 and its telephone number is (212) 250-2500.

RECENT DEVELOPMENTS

  On September 1, 1997, the Corporation acquired Alex. Brown Incorporated ("ABI"), the parent of Alex. Brown & Sons Incorporated ("Alex. Brown"). The acquisition was effected by the merger of ABI with and into a wholly owned subsidiary of the Corporation, which subsidiary was then renamed BT Alex. Brown Holdings Incorporated ("BT Alex. Brown Holdings"). The Corporation contributed all the stock of BT Securities Corporation ("BT Securities"), the Corporation's existing broker-dealer subsidiary, to BT Alex. Brown Holdings, which as a result became the immediate parent of BT Securities. At the same time, Alex. Brown was merged into BT Securities, which was then renamed "BT Alex. Brown Incorporated." As a result of these transactions, BT Alex. Brown is a direct wholly owned subsidiary of BT Alex. Brown Holdings and an indirect wholly owned subsidiary of the Corporation, and combines the operations of BT Securities with those of Alex. Brown. Because the merger was accounted for as a pooling-of-interests, the Corporation's audited year-end 1996 historical financial information and its unaudited first and second quarter 1997 historical consolidated financial information has been restated to reflect the merger. This restated supplemental financial information is set forth in the Corporation's Current Report on Form 8-K filed on September 9, 1997.

SUPPLEMENTAL CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                     SIX MONTHS
                                            YEAR ENDED DECEMBER 31,    ENDED
                                            ------------------------  JUNE 30,
                                            1992 1993 1994 1995 1996    1997
                                            ---- ---- ---- ---- ---- ----------
   Excluding Interest on Deposits.......... 1.48 1.77 1.32 1.12 1.27    1.34
   Including Interest on Deposits.......... 1.31 1.53 1.24 1.09 1.20    1.24

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

SUPPLEMENTAL CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                     SIX MONTHS
                                            YEAR ENDED DECEMBER 31,    ENDED
                                            ------------------------  JUNE 30,
                                            1992 1993 1994 1995 1996    1997
                                            ---- ---- ---- ---- ---- ----------
   Excluding Interest on Deposits.......... 1.45 1.75 1.30 1.09 1.24    1.32
   Including Interest on Deposits.......... 1.29 1.51 1.23 1.07 1.18    1.22

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest. Fixed charges are then combined with preferred stock dividend requirements, adjusted to a pretax basis, on the outstanding preferred stock.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including investments in, or extensions of credit to, the Corporation's subsidiaries. Except as described in the applicable Prospectus Supplement, specific allocations of the proceeds to such purposes have not been made, although management will have determined at the date of the applicable Prospectus Supplement that funds should be borrowed at that time. The precise amount and timing of such investments in, or extensions of credit to, subsidiaries will depend on the subsidiaries' funding requirements and the availability of other funds. Pending such applications, such net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

                       DESCRIPTION OF OFFERED SECURITIES

DESCRIPTION OF DEBT SECURITIES

  Senior Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of November 1, 1991, between the Corporation and The Chase Manhattan Bank (formerly The Chase Manhattan Bank (National Association)), as Trustee (the "Senior Trustee"), as amended (as so amended and as further amended from time to time, the "Senior Indenture"). Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture, dated as of April 1, 1992, between the

Corporation and Marine Midland Bank (formerly Marine Midland Bank, N.A.) as Trustee (the "Subordinated Trustee"), as amended (as so amended and as further amended from time to time, the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are referred to collectively as the "Trustees." As used under this caption, unless the context otherwise requires, "debt securities" in lower case refers to all debt securities issued or issuable, as the case may be, under the Indentures, and "Debt Securities" refers to the debt securities covered by this Prospectus and any accompanying Prospectus Supplement.

  The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Debt Securities may be offered alone or with other Offered Securities.

 General

  Each Indenture provides for the issuance of debt securities in one or more series, and does not limit the principal amount of debt securities that may be issued thereunder.

  Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the specific title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount of the Debt Securities; (4) the percentage of their principal amount at which the Debt Securities will be issued; (5) the date on which the Debt Securities will mature; (6) whether the Debt Securities will bear interest and, if so, the rate or rates per annum or the method for determining the rate or rates at which the Debt Securities will bear interest; (7) any index, security, commodity, group of securities or commodities or formula used to determine the amount of principal of, or premium, if any, and interest, if any, on, the Debt Securities; (8) the time or times at which any such principal, premium or interest will be payable; (9) any provisions relating to optional or mandatory redemption of the Debt Securities; (10) the denominations in which the Debt Securities are authorized to be issued; (11) the place or places at which, the period or periods within which, the price or prices at which and the terms and conditions, if any, upon which the Debt Securities may be exchanged for or converted into other securities of the Corporation, including other Debt Securities, Series Preferred Stock and Common Stock; (12) the currency or units of two or more currencies in which the Debt Securities are denominated, if other than U.S. dollars, and the currency or units of two or more currencies in which interest is payable if other than the currency or unit of two or more currencies in which the Debt Securities are denominated; (13) the place or places at which the Corporation will make payments of principal, premium, if any, and interest, if any, and the method of such payment; (14) whether the Debt Securities will be issued, in whole or in part, in the form of one or more Global Securities (as hereinafter defined) and, in such case, the depository for such Global Security or Global Securities; (15) the person to whom any Debt Security of such series will be payable, if other than the person in whose name that Debt Security (or one or more Predecessor Securities (as defined in the applicable Indenture)) is registered at the close of business on the Regular Record Date (as defined in the applicable Indenture) for such interest; (16) the extent to which, or the manner in which, any interest payable on a Global Security on an Interest Payment Date (as defined in the applicable Indenture) will be paid; (17) any additional covenants and Events of Default (as defined in the applicable Indenture) and the remedies with respect thereto not set forth in the applicable Indenture; and (18) any other specific terms of the Debt Securities.

 Subordination

  Unless otherwise indicated in the applicable Prospectus Supplement, the Subordinated Debt Securities will be subject to the subordination provisions set forth in the Subordinated Indenture and described below.

  The payment of the principal of, and premium, if any, and interest, if any, on, the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). In certain events of insolvency, the payment of the principal of, and premium, if any, and interest, if any, on, the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities ("Excess Proceeds") and if, at such time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. No payments on account of principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities or on account of the purchase or acquisition of Subordinated Debt Securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, or if any judicial proceeding is pending with respect to any such default.

  By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Corporation who hold obligations other than Senior Indebtedness and the Subordinated Debt Securities may recover less in respect of such obligations, ratably, than holders of Senior Indebtedness and may recover more in respect of such obligations, ratably, than the holders of the Subordinated Debt Securities. By reason of the obligation of the holders of the Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness (as defined below) that are not required to pay over Excess Proceeds may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the holders of Subordinated Debt Securities.

  "Senior Indebtedness" means, unless otherwise specified in the applicable Prospectus Supplement, the principal of, and premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Corporation under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on, (a) all indebtedness for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be subordinate in right of payment to, or to rank pari passu in right of payment with, the Subordinated Debt Securities or any other obligation that ranks pari passu in right of payment with the Subordinated Debt Securities, or is identified in a Board Resolution (as defined in the Subordinated Indenture) or any indenture supplemental to the Subordinated Indenture as being subordinate in right of payment to, or as ranking pari passu in right of payment with, the Subordinated Debt Securities or any other obligation that ranks pari passu in right of payment with the Subordinated Debt Securities, and (b) any deferrals, renewals or extensions of any such indebtedness for money borrowed; provided, however, that Senior Indebtedness does not include (i) any obligations on account of Existing Subordinated Indebtedness or (ii) any obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. The term "indebtedness for money borrowed," when used with respect to the Corporation, is defined to mean any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

  "Existing Subordinated Indebtedness" means, unless otherwise specified in the applicable Prospectus Supplement, the Corporation's Executive Convertible Subordinated Debentures due 1997-2003, Zero Coupon Subordinated Yen Notes due 1998-2004, Subordinated Money Market Capital Notes, Series A, B and C due June 1999, 9.20% Subordinated Capital Notes due July 15, 1999, 9.50% Subordinated Debentures due June 14, 2000, 5 3/4% Convertible Subordinated Debentures due 2001, 9.40% Subordinated Debentures due March 1, 2001, 9.00% Subordinated Debentures due August 1, 2001, 7.50% Subordinated Debentures due January 15, 2002, 8 1/8% Subordinated Notes due 2002, 8 1/8% Subordinated Debentures due May 15, 2002, 7 1/8% Subordinated Debentures due July 31, 2002, Subordinated Floating Rate Notes due 2002, 7.25% Subordinated Debentures due January 15, 2003, Subordinated Constant Maturity Treasury Floating Rate Debentures due 2003, Subordinated LIBOR/CMT Floating Rate Debentures due 2003, Floating Rate Subordinated Notes due 2004, 8 1/4% Subordinated Notes due 2005, Subordinated Floating Rate Notes due 2005, Subordinated Yen Loan due 2005, 7 1/8% Subordinated Notes due March 15, 2006, 6% Subordinated Notes due October 2008, 7 3/8% Subordinated Notes due 2008, 7 1/8% Subordinated Notes due 2010, 7 1/2% Subordinated Notes due 2010, 7 1/4% Subordinated Notes due October 15, 2011, 7.75% Subordinated Notes due May 1, 2012, 7.15% Subordinated Notes due August 14, 2012, 7 1/2% Subordinated Notes due November 15, 2015, 6 1/8% Convertible Capital Securities due June 2033 and 6.00% Convertible Capital Securities due August 2033.

  "Other Financial Obligations" means, unless otherwise specified in the applicable Prospectus Supplement, all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts, and (iii) in the case of both (i) and
(ii) above, other similar financial instruments other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu in right of payment with or subordinate to the Subordinated Debt Securities. "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

  The Corporation's obligations under the Subordinated Debt Securities will rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject to the obligations of the holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

  As of June 30, 1997, Senior Indebtedness and Other Financial Obligations of the Corporation aggregated approximately $16.2 billion.

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness and Other Financial Obligations, which may include indebtedness that is senior to the Subordinated Debt Securities but subordinate to other obligations of the Corporation, including obligations of the Corporation in respect of Senior Indebtedness and Other Financial Obligations.

 Form, Exchange, Registration and Transfer

  Debt Securities of a series may be issuable in certificated or global form. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar (as defined in the applicable Indenture), or at the office of any transfer agent designated by the Corporation for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Corporation has appointed Bankers as Security Registrar with respect to both the Senior Debt Securities and the Subordinated Debt Securities. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation will be required to maintain a transfer agent in each Place of Payment (as defined in the applicable Indenture) for such series. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption in part, the Corporation will not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Debt Securities of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

 Payment and Paying Agents

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, on any Debt Security will be made only against surrender to the Paying Agent (as defined in the applicable Indenture) in respect of such Debt Security. Unless otherwise indicated in the applicable Prospectus Supplement, principal of, and premium, if any, and interest, if any, on, Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register (as defined in the applicable Indenture) with respect to such Debt Securities. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office (as defined in the applicable Indenture) of Bankers in The City of New York will be designated as the Corporation's sole Paying Agent for payments with respect to Debt Securities of each series. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Corporation for the Debt Securities of any series will be named in the applicable Prospectus Supplement. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Corporation will be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities.

  All moneys paid by the Corporation to a Paying Agent for the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of any series and that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Corporation and the holder of such Debt Security must thereafter look only to the Corporation for payment of such amounts.

 Modification of the Indentures

  Each Indenture contains provisions that permit the Corporation and the applicable Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the debt securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the holders of the debt securities issued under such Indenture. However, no such modification may, without the consent of the holder of each outstanding debt security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any such debt security, (b) reduce the principal amount of, or premium, if any, or rate of interest, if any, on, any such debt security, (c) reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any such debt security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security, or (f) reduce the percentage in principal amount of debt securities of any series then Outstanding (as defined in such Indenture), the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

 Events of Default

  Senior Debt Securities. An Event of Default with respect to Senior Debt Securities of any series is defined in the Senior Indenture as being: default for 30 days in payment of any interest on Senior Debt Securities of such series; default in payment of principal of, or premium, if any, on, Senior Debt Securities of such series; default for 30 days in payment of any mandatory sinking fund payment required by the Senior Debt Securities of such series; default for 90 days after notice in performance of any other covenant in the Senior Debt Securities of such series or in the Senior Indenture; or certain events of bankruptcy, insolvency or reorganization. If an Event of Default with respect to Senior Debt Securities of any series occurs and is continuing, the Senior Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Debt Securities of such series then Outstanding may declare the principal of all such Senior Debt Securities to be due and payable immediately. The Corporation is required to furnish to the Senior Trustee annually a statement as to the performance by the Corporation of its obligations under the Senior Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Senior Debt Securities of any series may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, or premium, if any, or interest, if any, on, such Senior Debt Securities) may be waived by the holders of a majority in aggregate principal amount of the Senior Debt Securities of such series then Outstanding. The Senior Trustee may withhold notice to the holders of the Senior Debt Securities of any series of any continuing default (except in the payment of the principal of, or premium, if any, or interest, if any, on, any Senior Debt Securities of such series or in the payment of any sinking or purchase fund installment) if the Senior Trustee considers it in the interest of the holders of such series of Senior Debt Securities to do so.

  Subordinated Debt Securities. An Event of Default with respect to Subordinated Debt Securities of any series is defined in the Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation. If an Event of Default with respect to Subordinated Debt Securities of any series occurs and is continuing, the Subordinated Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series then Outstanding may declare the principal of such Subordinated Debt Securities to be due and payable immediately. The Corporation is required to furnish to the Subordinated Trustee annually a statement as to the performance by the Corporation of its obligations under the Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Subordinated Debt Securities of any series may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, or premium, if any, or interest, if any, on, such Subordinated Debt Securities) may be waived by the holders of a majority in aggregate principal amount of the Subordinated Debt Securities of such series then Outstanding. The Subordinated Trustee may withhold notice to the holders of the Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities of such series or in the payment of any sinking or purchase fund installment) if the Subordinated Trustee considers it in the interest of the holders of such series of Subordinated Debt Securities to do so.

  The Subordinated Indenture does not provide for any right of acceleration of the payment of the principal of a series of Subordinated Debt Securities upon a default in the payment of principal, premium, if any, or interest, if any, or a default in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, the holder of a Subordinated Debt Security (or the Subordinated Trustee on behalf of the holders of all of the series of Subordinated Debt Securities affected) may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest, if any.

 Consolidation, Merger, Sale or Conveyance

  The Corporation has covenanted in the Indentures that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless the Corporation is the continuing corporation, or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Corporation under any Outstanding Debt Securities and the respective Indentures and the Corporation or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indentures. The Indentures do not contain any other covenant that restricts the Corporation's ability to merge or consolidate with any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. Further, the Indentures do not contain any provisions that would provide protection to holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of the Corporation.

 Title

  The Corporation, the applicable Trustee and any agent of the Corporation or the applicable Trustee may treat the registered owner of any Debt Security as the absolute owner thereof (whether or not such Debt Security is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

 Replacement of Debt Securities

  Any mutilated Debt Security will be replaced by the Corporation at the expense of the holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities that are destroyed, lost or stolen will be replaced by the Corporation at the expense of the holder upon delivery to the applicable Trustee of evidence of such destruction, loss or theft satisfactory to the Corporation and the applicable Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the applicable Trustee and the Corporation may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued.

 Governing Law

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

 Information Concerning the Trustees

  Subject to the provisions of the applicable Indenture relating to its duties, neither Trustee will be under any obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities issued thereunder unless such holders have offered reasonable indemnity to such Trustee. Subject to such provision for indemnification, the holders of a majority in principal amount of the debt securities then outstanding thereunder will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under the applicable Indenture, or exercising any trust or power conferred on such Trustee.

  Senior Trustee. Bankers serves as trustee under various indentures for The Chase Manhattan Corporation, parent company of the Senior Trustee. The Senior Trustee also serves as trustee under another indenture with the Corporation relating to other issues of its debt securities. In addition, the Corporation and Bankers have other relationships arising in the ordinary course of business with the Senior Trustee.

  Subordinated Trustee. Bankers serves as trustee under various indentures for affiliates of the Subordinated Trustee. In addition, the Corporation and Bankers have other relationships arising in the ordinary course of business with the Subordinated Trustee.

DESCRIPTION OF COMMON STOCK

  The statements under this caption are brief summaries of certain provisions contained in the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the By-Laws of the Corporation (the "By-Laws"), and the Rights Agreement, dated as of February 22, 1988 (the "Rights Agreement"), between the Corporation and Harris Trust Company of New York, as Rights Agent, as successor to Morgan Shareholders Services Trust Company, do not purport to be complete, and are qualified in their entirety by reference to the Certificate of Incorporation, the By-Laws and the Rights Agreement, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Common Stock may be offered alone or with other Offered Securities.

 The Common Stock

  Subject to the rights of holders of the Corporation's preferred stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation out of any funds legally available therefor, and are entitled upon liquidation, dissolution or winding up, after claims of creditors, to receive pro rata the net assets of the Corporation. The holders of the Common Stock are entitled to one vote for each share held and are vested with all of the voting power except to the extent that the Board of Directors provides voting rights with respect to any series of preferred stock.

  Holders of shares of Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining fewer than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. The Common Stock does not have any sinking fund, conversion or redemption provisions and does not carry preemptive rights.

  Harris Trust Company of New York is the Transfer Agent and Registrar of the Common Stock of the Corporation. The Common Stock is listed on the New York Stock Exchange and The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

 Preferred Share Purchase Rights

  On February 16, 1988, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Share Purchase Right (a "Right") for each share of Common Stock held, payable February 26, 1988 to shareholders of record on that date. Rights also automatically attach to each share of Common Stock issued after February 26, 1988. The Rights are issued pursuant to the Rights Agreement.

  Each Right entitles the record holder to purchase from the Corporation a 1/100th interest in a share of the Corporation's Series C Junior Participating Preferred Stock at an exercise price of $140, subject to certain adjustments. The Rights will not be exercisable or transferable apart from the Common Stock until the tenth day after either a public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock or the announcement or commencement of a tender offer for 20% or more of the Common Stock. If the Corporation is acquired or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will have the right to receive, upon exercise at the then current exercise price of the Right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. If any person becomes an Acquiring Person (as defined in the Rights Agreement) (unless such person first acquires 20% or more of the outstanding Common Stock by a purchase pursuant to a tender offer for all of the Common Stock for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Stock), each holder of a Right other than Rights beneficially owned by the Acquiring Person (which will be void) will have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. The Rights will expire on February 26, 1998, but may be redeemed for $0.01 per Right at any time before a person or group acquires the beneficial ownership of 20% or more of the Common Stock. Until a Right is exercised, the holder has no rights as a shareholder of the Corporation.

  After the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Corporation may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock, or a 1/100th interest in a share of Series C Junior Participating Preferred Stock (or a share of a class or series of the Corporation's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  If issued, each share of Series C Junior Participating Preferred Stock will be entitled, subject to adjustment, to (i) a quarterly dividend of the greater of $1 per share or 100 times the quarterly dividend declared on each share of Common Stock, (ii) in the event of liquidation, dissolution or winding up, a preferential liquidation payment of the greater of $100 per share or 100 times the liquidation payment made per share of Common Stock, and (iii) 100 votes per share voting together with the holders of the Corporation's Common Stock on all matters.

  Under certain conditions, the Rights will also be redeemed in connection with an acquisition of all of the Corporation's Common Stock for cash in a transaction approved by the Corporation's shareholders. Subject to certain specified conditions, a special meeting of the Corporation's shareholders to vote on such a transaction will be called upon the request of a potential acquiror.

DESCRIPTION OF SERIES PREFERRED STOCK

  The Corporation is authorized to issue up to 10,000,000 shares of Series Preferred Stock. All shares of Series Preferred Stock, irrespective of series, constitute one and the same class. See "Description of the Corporation's Capital Stock" below. The following description of the terms of the Series Preferred Stock sets forth certain general terms and provisions of the Series Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Series Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

  The statements under this caption are brief summaries of certain provisions contained in the Certificate of Incorporation, the By-Laws and the certificate of amendment to the Certificate of Incorporation relating to a particular series of Series Preferred Stock (a "Certificate of Amendment"), do not purport to be complete, and are qualified in their entirety by reference to the Certificate of Incorporation and the By-Laws, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and the applicable Certificate of Amendment, which will be filed by the Corporation as an exhibit to the Registration Statement at or about the time of the sale of the applicable series of Series Preferred Stock. The Preferred Stock may be offered alone or with other Offered Securities.

 General

  Upon issuance, the Series Preferred Stock has preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation and such other rights, preferences and limitations as may be fixed by the Board of Directors. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, with respect to each series of Series Preferred Stock also will be fixed by the Board of Directors.

  The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock. The terms of a particular series of Series Preferred Stock may differ, among other things, in
(1) the number of shares that constitute such series, (2) the dividend rate (or the method of calculation) on the shares of such series, and whether such dividends are cumulative, (3) whether or not the shares of the series shall be redeemable and the terms thereof, (4) whether or not the shares of the series shall be convertible into, or exchangeable for, Common Stock or other Series Preferred Stock of the Corporation and the terms thereof, (5) the amount per share payable on the shares of the series in case of liquidation, dissolution or winding up of the Corporation, (6) the terms of voting rights, if any, of shares of the series, and (7) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series. Unless otherwise specifically set forth in the applicable Prospectus Supplement, all shares of Series Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends on any series are not paid in full, the shares of all series of the Series Preferred Stock will share ratably in any dividend payment that is made; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Series Preferred Stock, then such assets are to be distributed among the holders ratably.

  As described under "--Description of Depositary Shares" below, the Corporation may, at its option, elect to offer Depositary Shares evidenced by Depositary Receipts (as defined below), each representing a fraction (to be specified in the applicable Prospectus Supplement) of a share of the particular series of Series Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Series Preferred Stock.

 Dividend Rights

  The holders of the Series Preferred Stock will be entitled to receive, but only when, as and if declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the Prospectus Supplement relating to a particular series of Series Preferred Stock, and no more (each date of such payment, a "Dividend Payment Date"). Such rate may be fixed or variable, as set forth in the applicable Prospectus Supplement. Each such dividend will be payable to the holders of record of the shares of such series as they appear on the stock books of the Corporation (or, if applicable, the records of the Depositary referred to below under "--Description of Depositary Shares") on such record dates as are fixed by the Board of Directors of the Corporation or a duly authorized committee thereof. Unless otherwise specified in the applicable Prospectus Supplement, dividends payable on any series of Series Preferred Stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360-day year, and for a period of a full quarter will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the applicable Prospectus Supplement, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that if in the period between any two Dividend Payment Dates (a "dividend period") dividends at the rate or rates as described in the applicable Prospectus Supplement are not declared and paid or set apart for payment on all outstanding shares of Series Preferred Stock for such dividend period and all preceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency must be declared and fully paid or set apart for payment, but without interest, before any dividends may be declared or paid or set apart for payment on the Common Stock. The cutting-off of dividends on Common Stock until the arrearages have been paid or provided for, as outlined above, and such rights, if any, to vote for the election of directors as may be set forth in the applicable Prospectus Supplement, will be the only consequences of the failure to declare or pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

  Each series of Series Preferred Stock will be entitled to dividends as described in the applicable Prospectus Supplement. Different series of Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

 Optional Redemption

  The Corporation may, at its option, at any time or from time to time on not less than 30 and not more than 60 days' notice, redeem one or more series of Series Preferred Stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable Prospectus Supplement.

  Any optional redemption by the Corporation will be made only with the approval of the appropriate bank regulatory authorities unless at the time of redemption such approval is not required. At the date of this Prospectus, the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") require that the optional redemption of any series of Series Preferred Stock, if such series is to be treated as tier 1 capital of the Corporation, be subject to the prior approval of the Federal Reserve Board.

  If less than all the outstanding shares of a series of Series Preferred Stock are to be redeemed, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors of the Corporation or by any other method that the Board of Directors may determine to be equitable, unless otherwise specified in the applicable Prospectus Supplement. From and after the redemption date (unless default is made by the Corporation in providing for the payment of the redemption price), dividends will cease to accrue on the shares of Series Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) will cease.

  At the option of the Corporation, shares of Series Preferred Stock redeemed or otherwise acquired by the Corporation may be restored to the status of authorized but unissued shares of Series Preferred Stock.

 Conversion or Exchange

  The holders of shares of any series of Series Preferred Stock will have such rights, if any, to convert such shares into, or to exchange such shares for, cash, shares of Common Stock or shares of any other series of Series Preferred Stock of the Corporation, as may be set forth in the applicable Prospectus Supplement.

 Voting Rights

  Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. Each share of any series of Series Preferred Stock will generally be entitled to one vote on matters on which holders of such series are entitled to vote, irrespective of such series' aggregate stated value, liquidation preference or initial offering price. However, as more fully described under "--Description of Depositary Shares" below, if the Corporation elects to issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each such Depositary Share will, in effect, be entitled to the same fraction of a vote, rather than a full vote, per Depositary Share.

  Unless otherwise specified in the applicable Prospectus Supplement, so long as any shares of any series of Series Preferred Stock remain outstanding, the Corporation may not amend the Certificate of Incorporation so as to adversely affect or subordinate the rights of the Series Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series Preferred Stock. However, unless otherwise specified in the applicable Prospectus Supplement, if any such adverse alteration affects the rights of only a single series of Series Preferred Stock, then the alteration may be effected only with the vote or consent of at least a majority of the outstanding shares of such series of Series Preferred Stock. An increase in the authorized amount of the Series Preferred Stock and/or the creation and issuance of other series of Series Preferred Stock or serial preferred stock in accordance with the Certificate of Incorporation will not be, or be deemed to be, an adverse alteration.

  The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Series Preferred Stock of each affected series.

  Under regulations adopted by the Federal Reserve Board, if the holders of any series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may then be deemed a "class of voting securities," and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, at such time (i) any bank holding company may be required to obtain the approval of the Federal Reserve Board under the BHC Act, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain the approval of the Federal Reserve Board under the International Banking Act of 1978, as amended, to acquire or retain 5% or more of any series of Series Preferred Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire 10% or more of such series of Series Preferred Stock.

 Liquidation Rights

  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series Preferred Stock will have preference and priority over the Common Stock for payment out of the assets of the Corporation or proceeds thereof, whether from capital or surplus, of such amounts as are set forth in the applicable Prospectus Supplement and, after such payment, the holders of such series of Series Preferred Stock will be entitled to no other payments. If, in such case, the assets of the Corporation or proceeds thereof are insufficient to make the full liquidating payment on such series of Series Preferred Stock and liquidating payments on any other outstanding Series Preferred Stock (including accrued and unpaid dividends, if any), then such assets and proceeds will be distributed among the holders of such series of Series Preferred Stock and any other outstanding series of Series Preferred Stock, ratably in accordance with the respective amounts that would be payable on all Series Preferred Stock (including accrued and unpaid dividends, if any) if all such liquidating amounts payable were paid in full. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation will not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

 Miscellaneous

  Harris Trust Company of New York will serve as transfer agent, dividend disbursing agent and registrar for the Series Preferred Stock. The holders of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Corporation. When issued and paid for as described in this Prospectus and the applicable Prospectus Supplement, the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Amendment setting forth the provisions of each series of Series Preferred Stock will become effective after the date of this Prospectus but at or before issuance of the related series of Series Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

 General

  The Corporation may, at its option, elect to offer fractional shares of Series Preferred Stock, rather than full shares of Series Preferred Stock. If this option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the applicable Prospectus Supplement) of a share of a particular series of Series Preferred Stock as described below.

  The shares of any series of Series Preferred Stock represented by Depositary Shares will be deposited under a deposit agreement (each, a "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation, having its principal office in the United States (each, a "Depositary"). Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

  The statements under this caption are brief summaries of certain provisions contained in the form of Deposit Agreement relating to a particular series of Depositary Shares, do not purport to be complete, and are qualified in their entirety by reference to the form of Deposit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the actual Deposit Agreement relating to such series of Depositary Shares, which will be filed by the Corporation as an exhibit to the Registration Statement at or about the time of the sale of the applicable series of Depositary Shares. The Depositary Shares may be offered alone or with other Offered Securities.

 Form

  The Depositary Shares relating to any series of Series Preferred Stock will be evidenced by receipts (the "Depositary Receipts") issued pursuant to the applicable Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Series Preferred Stock in accordance with the terms of the offering described in the applicable Prospectus Supplement.

  Pending the preparation of any definitive engraved or printed Depositary Receipts relating to any series of Series Preferred Stock, the applicable Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) such definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

 Dividends and Other Distributions

  The applicable Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Series Preferred Stock represented by any series of Depositary Shares to the record holders of such Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

  In the event of a distribution other than in cash, the applicable Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

 Withdrawal of Stock

  Upon surrender of Depositary Receipts at the corporate trust office of the applicable Depositary (unless the applicable Depositary Shares have previously been called for redemption as described below), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office to or upon such holder's order, of the number of whole shares of the related series of Series Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Series Preferred Stock on the basis set forth in the applicable Prospectus Supplement, but holders of such whole shares of such Series Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Series Preferred Stock to be withdrawn, the applicable Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

 Redemption of Depositary Shares

  If a series of Series Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the applicable Depositary upon the redemption, in whole or in part, of such series of Series Preferred Stock held by such Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Series Preferred Stock. Whenever the Corporation redeems shares of Series Preferred Stock held by a Depositary, such Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the related series of Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, unless otherwise specified in the applicable Prospectus Supplement, the Depositary Shares to be redeemed will be selected by lot or pro rata or by any other method as may be determined by the Depositary to be equitable.

 Voting the Series Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Series Preferred Stock are entitled to vote, the applicable Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Series Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Series Preferred Stock) will be entitled to instruct such Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by such holder's Depositary Shares. The applicable Depositary will endeavor, insofar as practicable, to vote the amount of the Series Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action that may be deemed necessary by such Depositary in order to enable such Depositary to do so. The applicable Depositary will abstain from voting shares of the Series Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Shares representing such Series Preferred Stock.

 Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt evidencing Depositary Shares and any provision of the applicable Deposit Agreement may at any time be amended by agreement between the Corporation and the applicable Depositary. However, unless otherwise specified in the applicable Prospectus Supplement, any amendment that materially and adversely alters the rights of the holders of Depositary Shares issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. A Deposit Agreement may be terminated by the Corporation or the applicable Depositary only if (i) all outstanding Depositary Shares under such Deposit Agreement have been redeemed or (ii) there has been a final distribution in respect of the related series of Series Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts.

 Charges of Depositary

  The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will also pay charges of the applicable Depositary in connection with the initial deposit of the related series of Series Preferred Stock, any redemption of such Series Preferred Stock at the option of the Corporation, and any withdrawals of Series Preferred Stock by the holders of Depositary Shares. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the applicable Deposit Agreement to be for their accounts.

 Resignation and Removal of Depositary

  A Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove a Depositary, and any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Miscellaneous

  Each Depositary will forward to the holders of the applicable series of Depositary Shares all reports and communications from the Corporation that are delivered to such Depositary as the holder of the applicable series of Series Preferred Stock.

  Neither a Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the applicable Deposit Agreement. The obligations of the Corporation and the Depositary under each Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent, and on documents believed to be genuine.

                             BOOK-ENTRY SECURITIES

  The Offered Securities may be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Offered Securities, the "Global Security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable Prospectus Supplement, the depositary will be The Depository Trust Company ("DTC"). The Corporation has been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of any series of Offered Securities that are issued in global form. No person that acquires an interest in such Offered Securities will be entitled to receive a certificate representing such person's interest in such Offered Securities except as set forth herein or in the applicable Prospectus Supplement. Unless and until definitive Offered Securities are issued under the limited circumstances described herein, all references to actions by holders of Offered Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to such holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Offered Securities.

  DTC has informed the Corporation that it is a limited purpose trust company organized under the New York Banking Law and a "banking organization" within the meaning of the New York Banking Law, that it is a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Offered Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the Corporation to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the applicable Trustee or Depositary or by the Corporation as registered holders of the Offered Securities entitled to the benefits of the applicable Indenture or Deposit Agreement or the terms of the Offered Securities. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Offered Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Offered Securities similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

  Because DTC can act only on behalf of Participants, which in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Offered Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Securities, may be limited due to the absence of physical certificates for such Offered Securities.

  DTC has advised the Corporation that DTC will take any action permitted to be taken by a registered holder of any Offered Securities under the applicable Indenture or Deposit Agreement or the terms of the Offered Securities only at the direction of one or more Participants to whose accounts with DTC such Offered Securities are credited.

  A Global Security will be exchangeable for the relevant definitive Offered Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Corporation that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository, (ii) the Corporation determines that such Global Security shall be so exchangeable or
(iii) in the case of Debt Securities, an Event of Default has occurred and is continuing with respect to such Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive Offered Securities registered in such names as DTC directs.

  Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability of definitive Offered Securities. Upon surrender by DTC of the Global Security representing the Offered Securities and delivery of instructions for re-registration, the applicable Trustee or Depositary or the applicable registrar, as the case may be, will reissue the Offered Securities as definitive Offered Securities, and thereafter such Trustee, Depositary or registrar will recognize the holders of such definitive Offered Securities as registered holders of Offered Securities entitled to the benefits of the applicable Indenture or Deposit Agreement or the terms of the Offered Securities, as the case may be.

  Except as described above, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary appointed by the Corporation. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Security evidencing all or part of the Offered Securities of any series unless such beneficial interest is in an amount equal to an authorized denomination for such Offered Securities.

                             UNITED STATES TAXATION

  Certain special United States federal income tax considerations may be applicable to the Offered Securities. If Debt Securities are issued at an original issue discount or any such tax considerations are material to investors, the applicable Prospectus Supplement will describe the tax considerations and a tax opinion will be filed with the Commission. Prospective purchasers of Offered Securities are urged to consult their own tax advisors prior to any acquisition of such Offered Securities.

                             FOREIGN CURRENCY RISKS

GENERAL

  Debt Securities of a series may be denominated in or linked to such foreign currencies or units of two or more currencies as may be designated by the Corporation at the time of offering ("Foreign Currency Securities").

  ADDITIONAL FACTORS MAY BE SET FORTH IN CONNECTION WITH A SPECIFIC FOREIGN CURRENCY SECURITY IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

  Unless otherwise indicated in the applicable Prospectus Supplement, a Foreign Currency Security will not be sold in, or to a resident of, the country that issues the Specified Currency (as defined below) in which such Foreign Currency Security is denominated. The information set forth below and in any applicable Prospectus Supplement is by necessity incomplete and prospective purchasers of Foreign Currency Securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of, premium, if any, and interest, if any, on a Foreign Currency Security in a Specified Currency.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Securities may entail significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks may include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit designated by the Corporation at the time of offering (the "Specified Currency") and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and the supply of and demand for the relevant currencies, over which the Corporation has no control. In recent years, rates of exchange between the U.S. dollar and many foreign currencies or currency units have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is at any moment a result of the supply of and demand for such currencies, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balances of payments and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of the fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the U.S. dollar would generally result in a decrease in the U.S. dollar-equivalent yield of such Foreign Currency Security, in the U.S. dollar-equivalent value of the principal repayable at maturity of such Foreign Currency Security and, generally, in the U.S. dollar-equivalent market value of such Foreign Currency Security.

  Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed noncommunist nations are permitted to fluctuate in value relative to the U.S. dollar. Sovereign governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. In fact, such governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Debt Securities that are denominated in or linked to a foreign currency or currency unit is that their U.S. dollar-equivalent yields could be affected by governmental actions that could change or interfere with a theretofore freely determined currency valuation, by fluctuations in response to other market forces and by the movement of currencies across borders. Unless otherwise specified in the applicable Prospectus Supplement, there will be no adjustment or change in the terms of the Foreign Currency Securities if exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

  Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's maturity. Even if there are no exchange controls in effect with respect to a Specified Currency, it is possible that the Specified Currency for any particular Foreign Currency Security would not be available at such Foreign Currency Security's maturity due to other circumstances beyond the control of the Corporation.

EUROPEAN MONETARY UNION

  Under Article 109G of the Treaty establishing the European Communities, as amended by the Treaty on European Union (the "Treaty"), the currency composition of the ECU may not be changed. The Treaty contemplates that European monetary union will occur in three stages, the second of which began on January 1, 1994 with the entry into force of the Treaty. The Treaty provides that, at the start of the third stage of European monetary union, the value of the ECU as against the currencies of the member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right. In contemplation of that third stage, the European Council meeting in Madrid on December 16, 1995 decided that the name of that currency will be the Euro and that, in accordance with the Treaty, substitution of the Euro for the ECU will be at the rate of one Euro for one ECU. From the start of the third stage of European monetary union, all payments in respect of Notes payable in ECU and other currencies that will be replaced by the Euro will be payable in the Euro at the rate then established pursuant to the Treaty.

JUDGMENTS

  If an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Securities only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date on which judgment is rendered or some other date. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the applicable Trustee converts U.S. dollars to the Specified Currency for payment of the judgment.

                 DESCRIPTION OF THE CORPORATION'S CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The Corporation is authorized to issue 300,000,000 shares of Common Stock and 10,000,000 shares of Series Preferred Stock. Neither the Common Stock nor the Series Preferred Stock has preemptive rights. Each share of Common Stock has attached to it one Right issued pursuant to the Rights Agreement. Each Right entitles the holder of a share of Common Stock to acquire a 1/100th interest in a share of the Corporation's Series C Junior Participating Preferred Stock, as described under "Description of Offered Securities-- Description of Common Stock--Preferred Share Purchase Rights" above.

  At the Annual Meeting of the Corporation on April 17, 1990, shareholders voted in favor of an amendment to the Certificate of Incorporation increasing the number of shares of authorized preferred stock from 10,000,000 to 20,000,000 by creating a new class of serial preferred stock, without par value, with 10,000,000 authorized shares. This proposed amendment would not give the holders of serial preferred stock preemptive rights.

  As of June 30, 1997 (after adjustment to reflect the acquisition of ABI), approximately 98,778,102 shares of Common Stock and 1,303,902 shares of Series Preferred Stock were issued and outstanding, and approximately 45,460,029 shares of Common Stock were reserved for issuance under various plans and agreements.

  The Common Stock and the Series Preferred Stock are more fully described under "Description of Offered Securities--Description of Common Stock" and "Description of Offered Securities--Description of Series Preferred Stock" above.

OUTSTANDING SERIES PREFERRED STOCK

  Fixed/Adjustable Rate Cumulative Preferred Stock, Series J. On October 28, 1992, the Corporation issued 447,225 shares of the Corporation's Fixed/Adjustable Rate Cumulative Preferred Stock, Series J ($100 Liquidation Preference) (the "Series J Preferred Stock"). Dividends on the Series J Preferred Stock are cumulative. If dividends payable on the Series J Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series J Preferred Stock, voting together as a single class with holders of shares of any other Series Preferred Stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears have been declared and paid or set apart for payment in full. In the event of liquidation, dissolution or winding up of the Corporation, the holders of the Series J Preferred Stock are entitled to receive a distribution of $100 per share, plus, in each case, accrued and unpaid dividends to the date of final distribution.

  Prior to December 1, 1997, shares of Series J Preferred Stock are redeemable at the option of the Corporation at a redemption price per share of $103.00 and thereafter at $100 per share. The redemption price set forth above with respect to Series J Preferred Stock will be increased, in each case, by the amount of accrued and unpaid dividends thereon to the date fixed for redemption.

  The dividend rate on the Series J Preferred Stock for each dividend period to December 1, 1997 is 7 3/8% per annum. Thereafter, dividends on the Series J Preferred Stock will be established quarterly at a rate per annum equal to the sum of (i) the amount determined by applying the effective rate (as defined below) in effect from time to time and (ii) the amount (not to exceed $0.50 per share) by which the regular quarterly cash dividend per share, if any, declared on the Common Stock during the immediately preceding dividend period exceeds the last regular quarterly cash dividend per share actually paid by the Corporation on the Common Stock prior to September 1, 1997. The "effective rate" for any dividend period will be equal to .25% over the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the Certificate of Incorporation, determined for the dividend period. The effective rate for any dividend period, however, will not be less than 7% per annum nor greater than 15% per annum. Under certain circumstances, the amount of dividends payable or accrued in respect of shares of the Series J Preferred Stock will be adjusted to take account of certain amendments to the Internal Revenue Code of 1986, as amended. In no event will the dividends payable on the Series J Preferred Stock exceed 17% per annum.

  7 5/8% Cumulative Preferred Stock, Series O. On June 2, 1993, the Corporation issued $150 million of 7 5/8% Convertible Capital Securities due June 2033. These debt securities are subordinated and can be redeemed in whole, but not in part, on or after June 1, 1998 at par, plus accrued and unpaid interest to the redemption date. The Corporation, at its option, may reset at any time the interest rate of the 7 5/8% Convertible Capital Securities to a rate of 6 1/8% per annum. The Corporation opted to reset the interest rate to 6 1/8% per annum, effective March 1, 1995. Holders have the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-tenth interest in a share of the Corporation's 7 5/8% Cumulative Preferred Stock, Series O (Liquidation Preference $250 per share) (the "Series O Preferred Stock").

  On June 30, 1997, approximately 5,934,749 depositary receipts had been issued each evidencing a depositary share representing a one-tenth interest in a share of the Series O Preferred Stock. The aggregate liquidation preference of the shares represented by such depositary shares on such date was approximately $148,368,725.

  Dividends on the Series O Preferred Stock are cumulative and payable quarterly on each March 1, June 1, September 1 and December 1, commencing with the first such date succeeding original issuance. If dividends payable on the Series O Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series O Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series O Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series O Preferred Stock will be entitled to receive a distribution of $250 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. Shares of the Series O Preferred Stock are redeemable at the Corporation's option, in whole or in part, at any time at a redemption price of $300 per share on or before June 1, 1998 and thereafter at $250 per share, plus, in each case, accrued and unpaid dividends to the redemption date.

  7.50% Cumulative Preferred Stock, Series P. On August 19, 1993, the Corporation issued $100 million of 7.50% Convertible Capital Securities due August 2033. These debt securities are subordinated and can be redeemed, in whole but not in part, on or after August 15, 1998 at par, plus accrued and unpaid interest to the redemption date. The Corporation, at its option, may reset at any time the interest rate on the 7.50% Convertible Capital Securities to a rate of 6.00% per annum. The Corporation opted to reset the interest rate to 6.00% per annum, effective May 15, 1995. Holders have the right, at any time prior to redemption or maturity, to convert the debt securities into depositary shares, at $25 per share, each representing a one-fortieth interest in a share of the Corporation's 7.50% Cumulative Preferred Stock, Series P (Liquidation Preference $1,000 per share) (the "Series P Preferred Stock").

  On June 30, 1997, approximately 3,957,883 depositary receipts had been issued each evidencing a depositary share representing a one-fortieth interest in a share of the Series P Preferred Stock. The aggregate liquidation preference of the shares represented by such depositary shares on such date was approximately $98,947,075.

  Dividends on the Series P Preferred Stock are cumulative and payable quarterly on each February 15, May 15, August 15 and November 15, commencing with the first such date succeeding original issuance. If dividends payable on the Series P Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series P Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series P Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series P Preferred Stock will be entitled to receive a distribution of $1,000 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. Shares of Series P Preferred Stock are redeemable at the Corporation's option, in whole or in part, at any time at a redemption price of $1,200 per share on or before August 15, 1998 and thereafter at $1,000 per share, plus, in each case, accrued and unpaid dividends to the redemption date.

  Adjustable Rate Cumulative Preferred Stock, Series Q. On March 28, 1994, the Corporation issued 80,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series Q ($2,500 liquidation preference) (the "Series Q Preferred Stock"). The dividend rate on the Series Q Preferred Stock is equal to 85% of the Effective Rate (as defined below) in effect from time to time, but in no event less than 4 1/2% or more than 10 1/2% per annum. The "Effective Rate" for the Series Q Preferred Stock for each quarterly dividend period is the highest of the "Treasury Bill Rate," the "Ten Year Constant Maturity Rate" and the "Thirty Year Constant Maturity Rate" determined in advance of such dividend period. If dividends payable on the Series Q Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series Q Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series Q Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series Q Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series Q Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after March 1, 1999. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

  Adjustable Rate Cumulative Preferred Stock, Series R. On August 22, 1994, the Corporation issued 60,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series R ($2,500 liquidation preference) (the "Series R Preferred Stock"). The dividend rate on the Series R Preferred Stock is equal to 84.5% of the Effective Rate (as defined below) in effect from time to time, but in no event less than 4 1/2% or more than 10 1/2% per annum. The "Effective Rate" for the Series R Preferred Stock for each quarterly dividend period is the highest of the "Treasury Bill Rate," the "Ten Year Constant Maturity Rate" and the "Thirty Year Constant Maturity Rate" determined in advance of such dividend period. If dividends payable on the Series R Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series R Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series R Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series R Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series R Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after September 1, 1999. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

  7 3/4% Cumulative Preferred Stock, Series S. On June 30, 1995, the Corporation issued 50,000 shares of its Adjustable Rate Cumulative Preferred Stock, Series S ($2,500 liquidation preference) (the "Series S Preferred Stock"). If dividends payable on the Series S Preferred Stock are in arrears in an amount equivalent to dividends for six full dividend periods, the number of directors of the Corporation will be increased by two and the holders of the outstanding Series S Preferred Stock, voting together as a single class with holders of shares of any other series of series preferred stock then outstanding upon which like voting rights have been conferred and are then exercisable, will be entitled to elect two additional directors until all dividends in arrears on the Series S Preferred Stock have been declared and paid or set apart for payment in full. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series S Preferred Stock will be entitled to receive a distribution of $2,500 per share plus, in each case, an amount equal to accrued and unpaid dividends to the date of final distribution. The Series S Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on or after June 1, 2000. The redemption price payable by the Corporation in respect of any such redemption will be $2,500 per share plus accrued and unpaid dividends to the redemption date.

SERIAL PREFERRED STOCK

  The proposed amendment relating to the serial preferred stock would authorize 10,000,000 shares, which would have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, and such other rights, preferences and limitations as may be fixed by the Board of Directors. The serial preferred stock, upon issuance, would rank on a parity with the Series Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation. Dividend provisions, liquidation preferences, voting rights, if any, sinking fund and redemption provisions, if any, and conversion and exchange provisions, if any, would be fixed by the Board of Directors. There are currently no outstanding shares of serial preferred stock. The Board of Directors has determined not to cause the proposed amendment authorizing the serial preferred stock to be filed at this time.

                         VALIDITY OF OFFERED SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Offered Securities to which this Prospectus relates will be passed upon for the Corporation by Gordon S. Calder, Jr., Esq., a Managing Director and Counsel of Bankers, and for any underwriters or agents by White & Case, New York, New York. White & Case performs services for the Corporation from time to time. Mr. Calder has an interest in a number of shares equal to less than .02% of the Corporation's outstanding Common Stock.

                                    EXPERTS

  The combination of the Corporation and its subsidiaries and ABI and its subsidiaries as reflected in the supplemental consolidated balance sheet as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the Corporation's Current Report on Form 8-K filed on September 9, 1997, has been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report dated September 5, 1997 thereon and incorporated herein by reference. The historical consolidated financial statements of the Corporation and its subsidiaries included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, prior to their restatement for the pooling-of-interests with ABI described in "Bankers Trust New York Corporation--Recent Developments" above, have been audited by Ernst & Young LLP, independent auditors, as stated in their report dated January 23, 1997, except for Note 28 as to which the date is March 6, 1997, incorporated herein by reference. The consolidated statements of financial condition of ABI and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which appear in the Corporation's Current Report on Form 8-K filed on September 4, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report dated January 20, 1997, thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

  The Corporation may sell Offered Securities to one or more underwriters for public offering and sale by them or may sell Offered Securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may, from time to time, authorize firms acting as the Corporation's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters and agents may be deemed to have received compensation from the Corporation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they act as agent. Underwriters and agents may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from such underwriters or agents and may receive commissions (which may be changed from time to time) from purchasers for whom they act as agent.

  Any underwriting compensation paid by the Corporation to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters or agents to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Corporation for certain expenses.

  If so indicated in the applicable Prospectus Supplement, the Corporation will authorize dealers acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Corporation shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Each series of Offered Securities, except Common Stock, will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

  BT Alex. Brown, a wholly owned subsidiary of the Corporation which is a member of the National Association of Securities Dealers, Inc. (the "NASD"), may participate in distributions of the Offered Securities. The offer and sale of the Offered Securities will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

  Any market making activities of BT Alex. Brown with respect to the Offered Securities will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD. Following the initial distribution of the Offered Securities, BT Alex. Brown and other affiliates of the Corporation may offer and sell such Offered Securities in the course of their business as broker-dealers. BT Alex. Brown and such other affiliates may act as principals or agents in such transactions. This Prospectus may be used by BT Alex. Brown and such other affiliates in connection with such transactions, and such sales, if any, will be made at varying prices relating to prevailing market prices at the time of sale or otherwise. Neither BT Alex. Brown nor such other affiliates are obligated to make a market in any of the Offered Securities and may discontinue any market-making activities at any time without notice.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, the Corporation in the ordinary course of business.

  During and after the offering, the underwriters or agents may purchase and sell the Offered Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Offered Securities sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market.

                 PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION
                           BANKERS TRUST CORPORATION
                               130 Liberty Street
                                    New York
                                 New York 10006
                                     U.S.A.

                          AUDITORS OF THE CORPORATION
                               KPMG PEAT MARWICK
                                345 Park Avenue
                                    New York
                                 New York 10154
                                     U.S.A.

                                    TRUSTEE
                            THE CHASE MANHATTAN BANK
                              450 West 33rd Street
                                    New York
                                 New York 10001
                                     U.S.A.

              PRINCIPAL PAYING AGENT, REGISTRAR AND TRANSFER AGENT
                             BANKERS TRUST COMPANY
                               130 Liberty Street
                                    New York
                                 New York 10006
                                     U.S.A.

                               CALCULATION AGENT
                      BANKERS TRUST COMPANY, LONDON BRANCH
                                1 Appold Street
                                   Broadgate
                                London EC2A 2HE
                                    England

                                 LEGAL ADVISERS

 To the Corporation as to United States  To the Corporation as to United States
                  law:                                  tax law:
       GORDON S. CALDER, JR, ESQ.               MICHAEL J. WALDMAN, ESQ.
     Managing Director and Counsel         Managing Director and Tax Counsel
         Bankers Trust Company                   Bankers Trust Company
           130 Liberty Street                      130 Liberty Street
                New York                                New York
             New York 10006                          New York 10006
                 U.S.A.                                  U.S.A.

                              To the Underwriters:
                                WHITE & CASE LLP

      1155 Avenue of the Americas                    7-11 Moorgate
                New York                            London EC2R 6HH
             New York 10036                          United Kingdom
                 U.S.A.

                            PAYING AND LISTING AGENT
                         BANKERS TRUST LUXEMBOURG S.A.
                          14 Boulevard F.D. Roosevelt
                               L-2450 Luxembourg